Exhibit 21.1
LIST OF SUBSIDIARIES
1945 The Exchange, LLC
Abrams Construction, Inc.
Abrams Power, Inc.
Abrams Properties, Inc.
AFC Real Estate, Inc.
Atlantic Lighting & Supply Co., LLC
Chipjax, LLC
Merchants Crossing of North Fort Myers, Inc.
Servidyne Systems, LLC
Stewartsboro Crossing, LLC